EXHIBIT 99.1

Nanophase Technologies CEO to Speak at the 10th Annual NanoBusiness Conference

ROMEOVILLE, Ill., Sept. 7, 2011 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (Nasdaq:NANX), a technology leader in the development of advanced nanoengineered products, announced today that the company's president and CEO, Jess Jankowski, has been invited to speak at the 10th Annual NanoBusiness Conference and Nanomanufacturing Summit being held September 25-27, 2011 at the Seaport Convention Center in Boston, MA. Mr. Jankowski will be presenting September 27 at 10:30 a.m.

The topic of his presentation is the commercialization of nanotechnology enabled products. Specifically, Mr. Jankowski will discuss the wide range of applications that have been proven to benefit from nanotechnology, and the inherent challenges of such a large pool of potential customer applications. He will then review the history of Nanophase Technologies Corporation in this area and what recently implemented techniques have been most effective in managing the commercialization process.

This year's program will showcase speakers from emerging areas of nanomanufacturing as well as leaders from well-known organizations within the healthcare sector, the electronics industry, academia, alternative energy, specialty chemicals, governmental agencies and the investment community.

According to the Project on Emerging Nanotechnologies (PEN), the 212 products using nanoparticles when it began to measure in 2006 have grown to over 1,300 manufacturer-identified, nanotechnology-enabled consumer products in the commercial marketplace around the world. The most recent update to the group's five-year-old inventory reflects the continuing use of the nanoparticles in everything from conventional products like non-stick cookware to more unique items such as self-cleaning window treatments.

For more information regarding the conference agenda, please visit http://www.internano.org/nms2011/ .

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2008 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

CONTACT: Nancy Baldwin
         Investor Relations
         630-771-6708